Exhibit 99.1

65 West Watkins Mill Road
Gaithersburg, MD 20878
tel: 240-632-0740
fax: 240-632-0735
www.genvec.com

Investor Relations
Jeffrey W. Church
CFO, Treasurer & Secretary
(240) 632-5510
jchurch@genvec.com

GENVEC ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

     GAITHERSBURG, Md (November 4, 2004) — GenVec, Inc. (Nasdaq:GNVC), today announced financial results for the third quarter and nine months ended September 30, 2004. GenVec reported higher revenues and a lower net loss for the third quarter and first nine months of 2004 compared with the same periods last year. GenVec reported a net loss of $4.8 million or ($0.09) per share on revenues of $2.9 million for the quarter ended September 30, 2004 compared to a net loss of $4.9 million or ($0.14) per share on revenues of $2.4 million in the comparable quarter of 2003. For the nine months ended September 30, 2004, the Company reported a net loss of $15.2 million or ($0.28) per share on revenues of $8.8 million compared to a net loss of $16.0 million or ($0.60) per share on revenues of $8.1 million for the comparable nine-month period in 2003. GenVec ended the third quarter of 2004 with $38.8 million in cash and investments.

     Revenue for the third quarter of 2004 increased 24 percent and was primarily derived from the Company’s vaccine research and development programs with the National Institutes of Health (NIH) and the Malaria Vaccine Initiative (MVI) and from a contract with Fuso Pharmaceutical Industries to develop a targeted cancer therapy.

     The Company realized higher revenues in 2004 under its funded research and development contract with the NIH as the Company completed the production and release of HIV vaccine clinical supplies that are now being used by the NIH in a Phase I dose escalation study. Revenues in the fourth quarter of 2004 are expected to be derived from continuing activities under the Company’s vaccine development programs and several new government research grants awarded to the Company in the third quarter.

     Research and development expenses increased five percent from $5.6 million in 2003 to $5.9 million in the third quarter of 2004. This increase was primarily attributable to increased vaccine development activities under the Company’s funded contracts and increases in development costs for clinical trials and manufacturing costs for clinical supplies in connection with the Company’s TNFerade and BIOBYPASS product development programs. General and administrative expenses increased six percent in the third quarter of 2004 due to higher professional service fees associated with the Company’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002 and payment of a license fee related to strengthening the Company’s intellectual property portfolio.

     Jeffrey W. Church, GenVec’s Chief Financial Officer stated, “Our third quarter financial results reflect increasing activity across multiple clinical programs, continued investment in our product pipeline and the financial support of our drug development partners. We are pleased with the progress of our vaccine program, which is promising and becoming an important and growing revenue source for the Company. We are also advancing our BIOBYPASS and AdPEDF programs and working to resolve the current clinical hold on TNFerade development.”

     GenVec is a biopharmaceutical company developing treatments for cancer, heart disease, vision loss, and vaccines for infectious diseases. Additional information on GenVec is available at www.genvec.com and in GenVec’s various filings with the Securities and Exchange Commission.

     Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the statements herein include risks relating to the early stage of product candidates under development; GenVec’s ability to secure and maintain relationships with collaborators; uncertainties with, and unexpected results and related analyses relating to, clinical trials of GenVec’s product candidates; the growth of revenues attributable to GenVec’s vaccine program; the timing and content of future U.S. Food and Drug Administration regulatory actions with respect to GenVec or its collaborators; dependence on the efforts of third parties; dependence on intellectual property; risks that GenVec may lack the financial resources and access to capital to fund its operations; and risks relating to the commercialization, if any, of GenVec’s product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks). Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations is contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.
Condensed Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands except per share data)	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenue from strategic alliances and research contracts	$2,932	$2,372	$8,824	$8,071
Operating expenses:
Research and development	5,913	5,629	18,186	17,364
General and administrative	1,880	1,766	6,000	5,558
Severance and termination costs	—	—	—	1,210

Total operating expenses	7,793	7,395	24,186	24,132

Loss from operations	(4,861)	(5,023)	(15,362)	(16,061)

Interest income	166	262	438	390
Interest (expense)	(94)	(130)	(291)	(375)

Total other income (expense), net	72	132	147	15

Net loss	$(4,789)	$(4,891)	$(15,215)	$(16,046)

Basic and diluted net loss per share(1)	$(0.09)	$(0.14)	$(0.28)	$(0.60)

Shares used in computing basic and diluted net loss per share	55,508	35,345	53,916	26,944

(1) Gives effect to common stock issued in connection with Diacrin acquisition.

GenVec, Inc.
Selected Balance Sheet Information

(In thousands)	June 30, 2004	December 31, 2003
	(Unaudited)
Cash and investments	$38,777	$39,961
Working capital	20,788	20,636
Total assets	48,610	52,684
Stockholders’ equity	33,985	37,026

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